Exhibit 99.1

Eastman Board Elects New Director

KINGSPORT, Tenn., Feb. 6, 2023 – The Board of Directors of Eastman Chemical Company (NYSE:EMN) on February 3, 2023 elected Ms. Linnie M. Haynesworth as a director. Haynesworth was most recently the sector vice president and general manager of the Cyber and Intelligence Mission Solutions Division for Northrop Grumman Corporation’s (NGC) Mission Systems Sector, where she was responsible for multiple $1 billion-plus divisions.

Haynesworth has more than 30 years of industry experience in technology, including aerospace, intelligence and cybersecurity systems. She served as NGC’s division vice president for Aerospace Products and led large space program efforts. Haynesworth also held various senior-level roles at NGC within the areas of program management, supply chain, subcontract technical management and engineering, and served as the executive co-chair of the NGC’s Women in Leadership program.

“We are pleased to welcome Linnie to Eastman’s Board of Directors,” said Mark Costa, Board Chair and CEO. “Linnie is a proven executive business leader who has demonstrated expertise in cyber security governance, enterprise strategy, large complex system development, and disruptive technology. We look forward to benefiting from her unique skills and extensive experience.”

In addition to her position on Eastman’s board of directors, Haynesworth currently serves on the boards of Micron Technology, Inc., Truist Financial Corporation, and Automatic Data Processing, Inc.

Haynesworth received a Bachelor of Science degree in Electrical Engineering from the University of Southern California.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end-markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2022 revenues of approximately $10.6 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

Contacts:

Media: Tracy Kilgore Addington

423-224-0498 / tracy@eastman.com

Investors: Greg Riddle

212-835-1620 / griddle@eastman.com